EXHIBIT 10.1

MANUFACTURING AND DISTRIBUTION AGREEMENT

This Manufacturing and Distribution Agreement (“Agreement”), effective this 1st day of August 2007 (the “Effective Date”), is made by and between Quick Med Technologies, Inc., with a registered office at 902 NW 4th Street, Gainesville, Florida 32601 (hereinafter “QMT”) and BASF Beauty Care Solutions, L.L.C., a member of the BASF Group, with a registered office at 50 Health Sciences Drive, Stony Brook, NY 11790, formerly named Engelhard Long Island, Inc., (hereinafter “BASF”), each singularly a “Party” and collectively the “Parties”.  Certain capitalized terms set forth herein are defined in Section 1.

WHEREAS, QMT owns or controls Patent Rights and Know How to the QMT Compound and the use thereof, and has the right to grant licenses to the QMT Compound under such Patent Rights and Know How;

WHEREAS, the Parties have entered into the Master Agreement for Product Development, Manufacturing and Distribution dated August 15, 2002, the Product Development and Distribution Agreement for Ilomastat dated August 15, 2002, the Tolling Agreement dated October 20, 2005, as amended, and the Letter of Intent with the effective date of February 1, 2006, as amended, (hereinafter the “Prior Agreements”) and desire to replace and supersede the Prior Agreements with this Agreement.

WHEREAS, QMT desires to appoint BASF as a manufacturer and distributor of the QMT Compound in the Field in the Territory on an exclusive basis and in connection therewith, agrees to grant, and BASF desires to obtain, exclusive and non-exclusive licenses to such Patent Rights and non exclusive right to the Know How for the QMT Compound in the Field in the Territory on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1.           Definitions.

The following terms, whether used in the singular or the plural, shall have the following meanings for purposes of this Agreement:

1.1           “Active” means any carrier or delivery system containing a cosmetic ingredient comprising or consisting of the QMT Compound or an Improvement thereto developed or licensed by BASF, but shall not include the QMT Compound or any Improvement thereto.

1.2            “Affiliate” means any corporation, firm, partnership or other entity, which controls, is controlled by or is under common control with a Party.  For purposes of this Section 1.2, “control” means direct or indirect ownership of more than fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors thereof or the ability to otherwise control the management of the corporation, firm, partnership or other entity.

1.3     “Competitive Products” means the sale of the QMT Compound for use in the anti aging cosmetic market in any country by a third party for a period of two (2) quarters.

1.4           “Cosmetic(s)” means a product in which at least one of the product claims is for moisturization, alleviation of the appearance of aging (chronological aging or photoaging) or whitening/depigmentation and said product is regulated as a cosmetic under the FDCA or would be regulated as a cosmetic under the FDCA if sold in the United States, and for which no pre-market approval is required under the FDCA or under any other similar regulatory scheme in another country.

1.5           “Cosmetic Product Formulation” means any consumer-ready product (whether or not it is packaged for consumer use in the Field) produced by BASF that contains the QMT Compound (or any Improvements thereto) or an Active, cosmetic excipients(s), and/or aesthetic modifiers(s).

1.6           “Compound Invention” has the meaning set forth in Section 10.2(b) hereof.

1.7           “Contract Year” means the twelve (12) month period beginning on January 1, 2008, and each consecutive 12-month period thereafter during the Term.

1.8	“Disclosing Party” has the meaning set forth in Section 8.1 hereof.

1.9	“Distribution Fee” means a fee on each sale or other transfer of Licensed Product; said fee based on the Net Revenues of Licensed Products as set forth in Section 3 below.

1.10	“FDA” means the United States Food and Drug Administration.

1.11	“FDCA” means the Food, Drug and Cosmetic Act of the United States and the regulations and rules promulgated thereunder.

1.12	“Field” means the field of Cosmetics sold on an OTC basis only.

1.13	“First Contract Year Minimum Sales” has the meaning set forth in Section 3.2(a) hereof.

1.14
“Improvements” means any change, addition, modification, variation, alteration, enhancement, or improvement to the QMT Compound or to the inventions described and/or claimed in the Patent Rights or in the Know How.

1.15	“Indemnitees” has the meanings set forth in Section 7.1 and 7.2 hereof.

1.16	“Initial Term” means January 1, 2008 until midnight of the last day of the second Contract Year.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

     1.17    “Know-how” means the technical and scientific information and know-how of QMT which relates to manufacturing the QMT Compound for use in the Field as of the Effective Date, such as data, results, formula, designs, specifications, methods, processes, techniques, technical information, process information, clinical information and any other information which is owned or controlled (including the ability to grant a license or sublicense) by QMT as of the Effective Date.

1.18
“Licensed Product” means any of the following: (a) QMT Compound (or any Improvements thereto) sold or assigned for use in a Cosmetic prepared by a Third Party or in a Cosmetic Product Formulation for use in the Field; or (b) an Active sold or assigned for use in a Cosmetic prepared by a Third Party or in a Cosmetic Product Formulation for use in the Field.

1.19
“Manufacturing Costs” means the direct costs and expenses based on Direct Material, Direct Labor and Direct Selling Expenses actually incurred by BASF in manufacturing Licensed Product(s).  Manufacturing Costs shall be calculated in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”), adapted as necessary to comply with the provisions set forth below:

1.19.1 “Direct Material” means the materials directly used in the manufacturing process of the Licensed Products, including, without limitation, packaging, consumables, active substances and raw materials directly used in manufacturing the Licensed Product(s).  Direct Material shall include the QMT Compound when the Licensed Product is an Active, but shall not include QMT Compound when the Licensed Product is the QMT Compound.

1.19.2 “Direct Labor” means the cost and expense of employees directly engaged in production activities for the manufacture of Licensed Products, including without limitation, all salaries, base pay, overtime, wages, vacation, illness. holidays, personnel with pay and shift differential,  fringe benefits (such as health and life insurance), payroll taxes, pension and profit sharing for workers directly identified with manufacturing the Product(s).

1.19.3 “Direct Selling” means direct sales commissions (but not salaries or bonuses) paid to BASF’s sales personnel and to its independent third party sales agents for generating sales order(s) for the sale of Product to independent third parties (exclusive of house accounts).

Without expanding the foregoing, in no event shall Manufacturing Costs include any allocation for “Allocated Manufacturing Overhead”, meaning those indirect manufacturing costs related to the Licensed Product(s).  Allocated Manufacturing Overhead shall include, without limitation, the following: maintenance, repairs and supplies for machine maintenance and repairs; quality assurance; inspection and quality control, labor costs and supplies; materials handling; salaries and wages of personnel; rent depreciation, occupancy charges and fixed utility charges; depreciation on equipment; and other manufacturing overhead costs related to each Licensed Product; insurance; taxes; research and development costs; costs and fees related to the prosecution and maintenance of intellectual property; and supplies and chemicals used in the manufacturing process and that are not assigned to specific products but are included in manufacturing overhead costs

1.20           “Marks” has the meaning set forth in Section 10.6 hereof.

1.21           “Net Revenue” means the all gross amounts received in connection with Licensed Products sold or transferred by BASF or its Affiliates (including, without limitation, all fees, invoices (based on the gross invoice price), milestones, royalties, option fees or premiums, and all other amounts directly or indirectly received by BASF or its Affiliates in connection with or relating to the sale or transfer of Licensed Product), after deduction of the following items, to the extent such items are incurred, taken or borne by the seller thereof and do not exceed reasonable and customary amounts in the market in which such sale occurred:  (a) credits actually given or made for approved return of goods; (b) taxes or government charges, duties or tariffs (other than an income tax) levied on the sale, transportation or delivery of a Licensed Product; (c) third party sales agent’s commissions, if any, directly attributable to the sale of Licensed Product; and (d) the direct Manufacturing Costs for the manufacture of the Licensed Product.  If Licensed Product is sold by BASF to an Affiliate and the sale is made at a discounted price, the Distribution Fees payable hereunder shall be at the undiscounted price.  In circumstances wherein the QMT Compound is being sold to an Affiliate for the manufacture of Licensed Products for sale to unrelated Third Parties, then QMT shall only receive Distribution Fees on the undiscounted price to the unrelated Third Party.

1.22           “OTC” means over-the-counter retail cosmetic consumer products that do not require a medical prescription for purchase and are not subject to regulations as a device, biologic or drug but is regulated solely as a cosmetic under the FDCA.  For the purpose of sales of products outside the United States, the definition of “OTC” shall be deemed to include any product which would be sold as an over-the-counter retail cosmetic consumer product pursuant to this definition if such product was sold in the United States.

1.23           “Patent Rights” means the Patent Rights listed in Subparts I and II of Exhibit A hereto.

1.24           “Proprietary Information” has the meaning set forth in Section 8.1 hereof.

        1.25           “QMT Compound” means the matrix metalloproteinase inhibitor (known under the common law trademark as “Ilomastat”) as claimed in the Patent Rights

1.26           “Recipient” has the meaning set forth in Section 8.1 hereof.

1.27           “Second Contract Year Minimum Sales” has the meaning set forth in Section 3.2(b) hereof.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

1.28           “Term” shall have the meaning set forth in Section 9.1 hereof.

1.29           “Territory” means worldwide.

1.30           “Third Contract Year Minimum Sales” has the meaning set forth in Section 3.2(c) hereof.

1.31           “Third Party” means any entity other than a Party to this Agreement or their respective Affiliates.

2.           Appointment.

2.1           Appointment.  Subject to the terms and conditions of this Agreement, QMT hereby appoints BASF as the exclusive manufacturer and distributor of the Licensed Products in the Field in the Territory.  In connection therewith and solely in support thereof, QMT hereby grants to BASF during the Term a Distribution Fee bearing exclusive license, and exclusive sublicense under the Amended and Restated License Agreement from University of Florida Research Foundation, Inc., dated as of November 22, 2002, and the License Agreement from University of Michigan dated as of May 24, 2007 (as amended from time to time, the “Michigan License”), to the patents and patent applications listed in Subpart I of the Patent Rights; a Distribution Fee bearing non-exclusive license, and non-exclusive sublicense under said License Agreement from University of Florida Research Foundation, Inc and said License Agreement from University of Michigan, to the patents listed in Subpart II of the Patent Rights; and a non-exclusive license to the Know How, to make, use, sell, offer for sale and import Licensed Products in the Territory and to use the QMT Compound solely for research and development relating to Improvements or new Licensed Products in the Territory .

2.2           Sublicense. QMT hereby grants to BASF during the Term the right to grant sublicenses under the Patent Rights to one or more Affiliates or to Third Parties solely for the right to manufacture and to sell the Licensed Product to BASF for the purposes set forth in this Agreement.  Each such sublicense shall be pursuant to written agreement, a true and correct copy of which shall be delivered to QMT within thirty (30) days following its execution.  Each such sublicense agreement shall be consistent with the terms of this Agreement and shall incorporate such terms as required to provide QMT with the same protections and rights provided hereunder.  BASF agrees to enforce compliance by the sublicensee under each such sublicense agreement.  QMT agrees that such delivered sublicense(s) and the all of the terms and conditions contained therein is BASF Proprietary Information and shall treat such Proprietary Information in accordance with Section 8 hereof.  QMT also agrees that in certain instances Proprietary Information of BASF or the sublicense may be redacted from such delivered sublicenses.

2.3           Know-How.  Under the Prior Agreements, QMT has disclosed Know-How to BASF solely for purposes of BASF’s research, development and manufacture of Licensed Products.  BASF agrees that such disclosed Know-How is QMT’s Proprietary Information and shall treat such Proprietary Information in accordance with Section 8 hereof.

    2.4                 No Other Rights.  Except for the express license and sublicense granted pursuant to Section 2.1 hereof, no license, express or implied, is granted by either Party to the other Party or its Affiliates under any intellectual property rights owned or controlled by such Party or its Affiliates.

2.5           Governmental Rights; University of Florida and University of Michigan.  All rights and licenses granted by QMT under this Agreement are subject to (i) any limitations imposed by the terms of any government grant, government contract or government cooperative agreement applicable to the Patent Rights that are the subject of this Agreement, and/or (ii) applicable requirements of 35 U.S.C. Sections 200 et seq., as amended, and implementing regulations and policies.  Without limitation of the foregoing, BASF agrees that, to the extent required under 35 U.S.C. Section 204, any Product used, sold, distributed, rented or leased by the BASF or an Affiliate in the United States will be manufactured substantially in the United States.  Furthermore, certain of the rights granted hereunder are subject to a reservation of rights by the University of Florida and University of Michigan and its affiliates to use the Patent Rights for its research, public service, internal (including clinical), and educational purposes and the rights to grant others similar non-commerical rights and the licenses granted hereunder are expressly made subject to such rights and the license from University of Florida and University of Michigan.

3.           Consideration.

3.1 Distribution Fee.  In consideration of the rights and appointments granted to BASF pursuant to Section 2.1 hereof, commencing on the Effective Date, BASF shall pay to QMT during the Term a Distribution Fee as set forth in this Section 3.  The Distribution Fee shall be due and payable to QMT on a calendar year quarterly basis as set forth in Section 3.2(d) below.  In the event BASF is required to pay royalties to any Third Party (other than any payments which may be required to be made to the University of Michigan or the University of Florida under any of the Patent Rights) in order to make, use or sell Licensed Products, BASF’s obligation to pay the Distribution Fee to QMT under this Section 3.1 shall not be affected.  Further, in the event BASF sells Actives or the QMT Compound to a Third Party solely for use by BASF to produce a Cosmetic Product Formulation to be sold to such Third Party, QMT shall be paid a Distribution Fee on Net Revenues of the Active or QMT Compound sale, not the sale of the Cosmetic Product Formulation.

3.2	Distribution Fees.

(a)              Distribution Fees During the First Contract Year.  During the first Contract Year, BASF shall pay QMT a Distribution Fee equal to: (i) ***** of the Net Revenues received until the total invoiced sales of Licensed Products for the first Contract Year equals ***** U.S. dollars (the “First Contract Year Minimum Sales”); (ii) ***** of the Net Revenues received as of the date the total invoiced sales of Licensed Products for the first Contract Year is greater than ***** U.S. dollars but less than ***** U.S. dollars; and (iii) ***** of the Net Revenues received as of the date the total invoiced sales of Licensed Products for the first Contract Year is equal to ***** U.S. dollars.  In the event the First Contract Year Minimum Sales are not met, QMT has the option to convert this Agreement to a non-exclusive license for all Patent Rights, or to terminate this Agreement in accordance with Section 9 below.

(b)              Distribution Fees During the Second Contract Year.  During the second Contract Year, BASF shall pay QMT a Distribution Fee equal to: (i) ***** of the Net Revenues received until the total invoiced sales of Licensed Products for the second Contract Year equals ***** U.S. dollars (the “Second Contract Year Minimum Sales”); (ii) ***** of the Net Revenues received as of the date the total invoiced sales of Licensed Products for the second Contract Year is greater than ***** U.S. dollars but less than ***** U.S. dollars; and (iii) ***** of the Net Revenues received as of the date the total invoiced sales of Licensed Products for the second Contract Year is equal to ***** U.S. dollars.  In the event the Second Contract Year Minimum Sales are not met, QMT has the option to convert this Agreement to a non-exclusive license for all Patent Rights, or to terminate this Agreement in accordance with Section 9 below.

(c)              Distribution Fees During the Third Contract Year..  During the third Contract Year, BASF shall pay QMT a Distribution Fee equal to: (i) ***** of the Net Revenues received until the total invoiced sales of Licensed Products for the third Contract Year equals ***** U.S. dollars (the “Third Contract Year Minimum Sales”); (ii) ***** of the Net Revenues received as of the date the total invoiced sales of Licensed Products for the third Contract Year is greater than ***** U.S. dollars but less than ***** U.S. dollars; and (iii) ***** of the Net Revenues received as of the date the total invoiced sales of Licensed Products for the third Contract Year is equal to ***** U.S. dollars.

(d)              Distribution Fees for each Contract Year shall be due and payable each quarter at the same time as the Distribution Fee Report is due to the QMT pursuant to Section 4.2.

3.3 Reduction In Distribution Fees.  For sales of Licensed Products in any country within the Territory for which there is no granted or pending Patent Right and within which there exists a Competitive Product, BASF and QMT shall negotiate in good faith a reduced Distribution Fee for the Net Revenues of the Licensed Product sold in such country or countries; provided that such sales are not to an Affiliate of BASF solely for resale to customers in a country within the Territory where there is an existing granted or pending Patent Right.  The reduced Distribution Fees shall be retroactive to the date the Competitive Product, as defined, first existed, and BASF shall be provided a credit towards future Distribution Fees which is equal in amount to the difference between Distribution Fees actually paid and the amount of such reduced Distribution Fees which would have been due.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

4.           Payments, Reports and Records.

4.1           New Licensed Products.  BASF shall provide written notice to QMT of the trademarks and tradenames of all Licensed Product as of the Effective Date of this Agreement and thereafter shall provide the trademarks or tradenames of any new product or product line containing or constituting the Licensed Product at least thirty (30) days prior to the launch thereof.  QMT agrees that the pending launch of a new product or product line, and such trademarks and tradenames is BASF’s Proprietary Information (or the Proprietary Information of BASF’s customer) and shall treat such information as Proprietary Information in accordance with Section 8 hereof until such time as the trademark/tradename or launch falls within the exception of Section 8.3(c).  In the event that Proprietary Information submitted to QMT pursuant to this Section 4.1 is publicly disclosed by QMT prior to the applicability of Section 8.3(c), whether such disclosure is intentional or not, the notice requirement of this Section 4.1 shall no longer apply to BASF.

4.2           Payments.  During the Term, and within thirty (30) days from the last business day of the quarter to which a report relates, BASF shall furnish to QMT quarterly written reports during each Contract Year showing the following: (i) the Net Revenues of the Licensed Products (broken out by product line) sold by BASF. and its Affiliates during the reporting period listed by country, and qualifying deductions, as defined in Section 1.19 hereof, listed by category of deduction; (ii) the Distribution Fees payable in United States dollars which shall have accrued hereunder in respect of such sales; (iii) withholding taxes, if any, required by law to be deducted in respect of such sales, as applicable; and (iv) the exchange rates used in determining the amount of United States dollars, if applicable. The reports shall be substantially similar to the form attached hereto as Exhibit B. All Distribution Fee payments shall be due and payable on the date such report is due.  If no payments are due for any reporting period hereunder, BASF shall so report.  All reports delivered pursuant to this Section shall constitute the Proprietary Information of BASF and shall be subject to Section 8 hereof except that it may be used and disclosed by the QMT for purposes of enforcing the terms of this Agreement.  All payments to QMT under this Agreement shall be made in United States dollars by check payable to “Quick Med Technologies, Inc.” or, if requested by QMT, by wire transfer to an account designated by QMT.

4.3           Withholding Taxes.  All Distribution Fee payments are exclusive of all federal, state, local and foreign taxes, levies, and assessments, duties, customs and similar charges.  BASF shall be responsible for any and all such applicable charges incident to the payments to QMT under this Agreement, other than taxes on QMT’s income.  When QMT has the legal obligation to collect such taxes, the appropriate amount shall be paid by BASF (by adding such amount to the payment to QMT under Section 4.2), unless BASF provides QMT with a valid tax exemption certificate authorized by the appropriate taxing authority.  In the event that BASF is required by applicable law to make deductions or withholdings from payments to QMT hereunder, then BASF shall pay such additional amounts to QMT as may be necessary to assure that the actual amount received by QMT after deduction or withholding shall equal the amount that would have been received if such deduction or withholding were not required.

4.4          Exchange Rates.  If BASF receives revenues from the sale of Licensed Products in currency other than United States dollars, revenues shall be converted to United States dollars at the conversion rate for foreign currency published by Deutsche Bundesbank as of the last business day of the applicable month.

4.5          BASF’s Recordkeeping and Inspection.  BASF shall keep for at least six (6) years records of all sales of Licensed Products in sufficient detail to permit QMT to confirm the accuracy of BASF’s Distribution Fee payment calculations.  At the request of QMT, or with regard to the sublicensed Patent Rights at the request of the University of Michigan or the University of Florida, as the case may be, no more frequently than once per year, upon at least five (5) business days prior written notice to BASF and at the expense of QMT, the University of Michigan or the University of Florida, as the case may be, (except as otherwise provided below), BASF shall permit an experienced, independent certified public accountant selected by QMT, or in the event such request is pursuant to a request and reasonably acceptable to BASF to inspect, during regular business hours, any such BASF records for the then-preceding six (6) years solely to the extent necessary to verify such calculations; provided that such accountant in advance has entered into a confidentiality agreement with BASF (substantially similar to the confidentiality provisions of this Agreement) limiting the disclosure of such information to authorized representatives of the Parties and further provided that the University of Michigan or the University of Florida, as the case may be, has entered into a confidentiality agreement with BASF (substantially similar to the confidentiality provisions of this Agreement) limiting the disclosure of such information to authorized representatives of the University of Michigan or the University of Florida, as the case may be..  Results of any such inspection shall be made available to both Parties.  If such inspection reveals a deficiency in the calculation of Distribution Fees resulting in an underpayment to QMT by five percent (5%) or more, BASF shall pay all costs and expenses of such inspection.  If, during any Contract Year during the Term, an inspection reveals a deficiency in the calculation of Distribution Fees resulting in an underpayment to QMT by twenty percent (20%) or more, then BASF shall, at its sole cost and expense, thereafter supply QMT with annual audits by a mutually agreeable independent auditing firm for each remaining Contract Year during the Term within sixty (60) days following the end of each Contract Year.

4.6           Interest on Late Payments.  Amounts that are not paid by BASF within thirty (30) days following the date such payments were due shall accrue interest, from the due date until paid, at a rate equal to one and one-half percent (1.5%) per month (or the maximum allowed by law, if less).

5.           Research, and Development Data; Marketing Review.

5.1           Product Data.  BASF shall be responsible for the development of all data and other information relating to the Licensed Products and Product sales, including without limitation all stability and safety data, (collectively the “Product Data”) necessary to support sales of Licensed Products in the Field in the Territory.

5.2           Copies of Product Data.  QMT shall have the right to request and obtain copies of any data and information, including all such safety and stability data and reports developed by BASF to support the sales made by BASF hereunder, that would reasonably be provided publicly to the marketplace or to clients during the marketing process.  Any BASF or third party confidential information may be redacted prior to submission to QMT.

5.3             Ilomastat Initiative.  BASF has prepared a comprehensive review and study of Ilomastat in connection with assessing its re-position as Licensed Product, a copy of which is attached hereto as Exhibit C.  The results of such Study shall not be publicly disclosed unless agreed to by both Parties.

5.4           Marketing Review.  On or before September 1, 2008, BASF shall meet with QMT to provide a marketing review of regarding the marketing efforts being made by BASF with respect to the Licensed Product.  The marketing review shall include of a review of the accounts under development and a review of the prospects for each such account.

5.5           Research and Development.  The license and sublicense granted hereunder by QMT specifically includes the right for BASF, including its Affiliates, to conduct research and development on the QMT Compound and on existing and new Actives within the Field. Any Improvements to the QMT Compound conceived and/or reduced to practice by BASF shall be assigned to QMT and licensed back to BASF in the Field, as part of the Patent Rights or Know How without any additional royalty or fee, other than the fees payable hereunder for the Patent Rights and Know How in connection with the Licensed Products.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

6.           Representations and Warranties; Disclaimer; Limitation of Liability.

6.1           Representations and Warranties of BASF.  BASF represents and warrants to QMT as follows:

(a)           BASF is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  BASF has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted.  BASF has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement, and to carry out and perform its obligations under the terms of this Agreement; and

(b)           the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate BASF corporate action.  The performance by BASF of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party.

6.2           Representations and Warranties of QMT.  QMT represents and warrants to BASF as follows:

(a)           QMT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  QMT has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted.  QMT has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement, and to carry out and perform its obligations under the terms of this Agreement; and

(b)           the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate QMT corporate action.  The performance by QMT of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party.

(c)           QMT has, and will have on all relevant dates, all requisite legal rights to grant the exclusive license and sublicense under Subpart I of the Patent Rights, and non-exclusive license and sublicense under Subpart II of the Patent Rights, as provided to BASF hereunder and that the Patent Rights include all the patent applications and patents that QMT owns or controls that cover the manufacture, use, and sale of Licensed Products in the Field in the Territory.

(d)           QMT does not have any knowledge that the manufacture, use, and sale of the QMT Compound in the Field in the Territory infringes any patent or other intellectual property rights of any Third Parties.

(e)           QMT will use commercially reasonable efforts to investigate any Cosmetics sold by a Third Party in Field in the Territory and claiming MMP inhibition to determine if such Third Party may be infringing any patents listed in Subpart I of the Patent Rights.

6.3           Disclaimer of Warranty.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, QMT MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE TECHNOLOGY AND PATENT RIGHTS FOR THE QMT COMPOUND INCLUDING WITHOUT LIMITATION WARRANTIES OF THE VALIDITY OR ENFORCEABILITY OF THE PATENT RIGHTS, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.  ALL UNIFORM COMMERCIAL CODE WARRANTIES ARE EXPRESSLY DISCLAIMED BY QMT.

6.4           Limitation of Liability.  It is agreed by the Parties that neither Party shall be liable to the other Party for any special, consequential, indirect, exemplary or incidental damages (including lost or anticipated revenues or profits relating to the same), arising from any claim relating to this Agreement, whether such claim is based on contract, tort (including negligence) or otherwise, even if an authorized representative of such Party is advised of the possibility or likelihood of same.

6.5     Limitations of Liability for the University of Michigan and the University of Florida.  BASF further agrees that neither the University of Florida nor the University of Michigan nor any of their regents, trustees, fellows, officers, employees or agents, have made or make any representations, extend warranties of any kind, either express or implied, including but not limited to the implied warranties of merchantability or fitness for a particular purpose, and in no event will the University of Florida  or the University of Michigan or its regents, trustees, directors, fellows, officers, employees and agents be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to BASF’s manufacture, use or sale of the Licensed Products.  The above limitations on liability apply even though the University of Michigan or University of Florida, its regents, directors, trustees, fellows, officers, employees or agents may have been advised of the possibility of such damage.  BASF shall not make any statements or representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity which are inconsistent with the above limitations of liability.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

7.           Indemnification and Insurance.

7.1           Indemnification by BASF.  BASF shall indemnify, defend and hold harmless QMT and its Affiliates, University of Florida, University of Michigan, and their respective directors, officers, employees, fellows, regents, trustees, students, and agents, and their respective successors, heirs and assigns (the “QMT Indemnitees”) against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees in connection with any Third Party claim, demand, suit, action or judgment arising out of any theory of product liability (including without limitation actions in the form of tort, warranty or strict liability) or based on, or caused by (i) any breach of any representation or warranty provided hereunder by BASF or (ii) any act or omission of BASF or its Affiliates with respect to the development, manufacture, use, sale, offer for sale, importation or exportation of any Product, except to the extent that such liability, damage, loss or expense is directly attributable to the gross negligence or intentional misconduct of QMT or its Affiliates or the breach of any representation or warranty provided hereunder by QMT.  In any calendar year, BASF’s liability hereunder shall not exceed the sum of all Distribution Fees paid to QMT in such calendar year except to the extent that such liability, damage, loss or expense is directly attributable to the gross negligence or intentional misconduct of BASF or to product liability claims for Actives, QMT Compound, or Cosmetic Product Formulations which are directly based on the acts or omissions of BASF.

7.2           Indemnification by QMT.  QMT shall indemnify, defend and hold harmless BASF and its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (the “BASF Indemnitees”) against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees in connection with any Third Party claim, demand, suit, action or judgment arising out of or based on, or caused by any breach of any representation or warranty provided hereunder by QMT.  Except due to a breach of the warranties set forth in Section 6.2(c) and 6.2(d), in any calendar year, QMT’s liability hereunder shall not exceed the sum of all Distribution Fees received from BASF in such year except to the extent that such liability, damage, loss or expense is directly attributable to the gross negligence or intentional misconduct of QMT.

7.3           Notice and Cooperation.  Any BASF or QMT Indemnitee seeking indemnification under Section 7.1 or Section 7.2 shall provide the other Party with prompt written notice of any claim, demand, suit, action or judgment for which indemnification is sought under this Agreement.  An Indemnitee’s failure to deliver written notice to the other Party within a reasonable time after the commencement of any such action, to the extent prejudicial to such other Party’s ability to defend such action, shall relieve such other Party of liability to the Indemnitee under this Section 7.  BASF, QMT, University of Michigan, or University of Florida, as the case may be, agree at its own expense, to provide attorneys reasonably acceptable to the Indemnitees to defend against any such claim.   The Indemnitees shall cooperate fully with BASF or QMT, as the case may be, in such defense and will permit BASF or QMT, as the case may be, to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel at the expense of the other Party, if representation of such Indemnitee by the counsel retained by the other Party would be inappropriate because of actual or potential conflicts in the interests of such Indemnitee and any other party represented by the counsel retained by BASF or QMT, as the case may be.  The Indemnitees shall be kept informed of the progress in the defense and disposition of such claim and shall be consulted with regard to any proposed settlement.  The indemnification under this Section 7 shall not apply to amounts paid in settlement of any liability, claim, lawsuit, loss, demand, damage, cost or expense if such settlement is effected by the Indemnitees without the consent of the other Party.  BASF shall not settle any such legal action with an admission of liability of University of Michigan or University of Florida, without their written approval, as the case may be.

8.           Confidentiality.

8.1           Proprietary Information.  As used in this Agreement, the term “Proprietary Information” shall mean all scientific, technical, trade or business information of either Party (the “Disclosing Party”) disclosed to the other Party (the “Recipient”), whether or not in writing, of a confidential or proprietary nature, including any portion of analyses, compilations, forecasts, studies or other documents prepared by Recipient which contains such information.  By way of illustration, but not limitation, Proprietary Information may include inventions, Know-how, products, processes, methods, techniques, assays, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists and contacts at or knowledge of customers or prospective customers of the Disclosing Party.

8.2           Disclosure of Proprietary Information.  Except as expressly permitted in this Section 8, during the Term and for a period of five (5) years thereafter, the Recipient shall hold in confidence and shall not directly or indirectly disclose, communicate or in any way divulge to any person any Proprietary Information, without the prior written consent of the Disclosing Party.  The Recipient shall use such Proprietary Information solely for the purposes of this Agreement. The Recipient shall not provide or grant access to the Proprietary Information to any Third Party, except the Recipient may disclose Proprietary Information received by it under this Agreement only to those of its directors, officers, employees, agents and consultants, and the directors, officers, employees, agents and consultants of its Affiliates, who have a need to know such Proprietary Information in the course of the performance of their duties and who are bound by a written agreement to protect the confidentiality of such Proprietary Information.

8.3    Limitation on Obligations.  The obligations of the Recipient specified in Section 8.2 above shall not apply, and the Recipient shall have no further obligations, with respect to any Proprietary Information to the extent the Recipient can demonstrate, by clear and convincing evidence, that such Proprietary Information:

(a)           was known or used by the Recipient prior to the date of disclosure to the Recipient, as evidenced by the prior written records of the Recipient;

(b)           either before or after the date of disclosure to the Recipient, is lawfully disclosed to the Recipient by an independent, unaffiliated Third Party rightfully in possession of the Proprietary Information;

(c)           either before or after the date of disclosure to the Recipient, becomes published or generally known to the public through no fault or omission on the part of the Recipient, but such inapplicability applies only after such information is published or becomes generally known;

(d)           is independently developed by the Recipient without reference to the Proprietary Information of the Disclosing Party; or

(e)           is required to be disclosed by the Recipient to comply with applicable laws or to comply with governmental regulations; provided, that the Recipient (i) provides prior written notice of such disclosure to the Disclosing Party; (ii) discloses the Proprietary Information only to the extent necessary to comply with such applicable laws or governmental regulations; and (iii) assists the Disclosing Party in any reasonable and lawful actions the Disclosing Party may take to avoid and/or minimize the degree of such disclosure.

8.4           Equitable Relief.  The Recipient agrees that any breach of this Section 8 may cause the Disclosing Party substantial and irreparable damages and, therefore, in the event of any such breach, in addition to other remedies which may be available, the Disclosing Party shall have the right to seek specific performance and other injunctive and equitable relief.

8.5           Ownership of Proprietary Information.  The Recipient agrees that the Disclosing Party (or any Third Party entrusting its own confidential information to the Disclosing Party) is and shall remain the exclusive owner of the Proprietary Information disclosed to the Recipient and all patent, copyright, trademark, trade secret, and other intellectual property rights in such Proprietary Information or arising therefrom.  Except as expressly set forth in this Agreement, no option, license, or conveyance of such rights to the Recipient is granted or implied under this Agreement.

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9.           Term and Termination.

9.1           Term.  Unless terminated sooner as provided in this Section 9, the term of this Agreement shall commence with the Effective Date and end at midnight on December 31, 2010.  (referred to as the “Term”).

9.2    Material Breach.  The failure by BASF to comply with any of its obligations contained in this Agreement, including without limitation, BASF’s failure to submit Distribution Fee reports when due or failure to pay Distribution Fees when due, shall entitle QMT to give to BASF written notice specifying the nature of the default and requiring it to cure such default.  If such default is not cured within thirty (30) days after the receipt of such notice, then QMT shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity, to terminate this Agreement effective immediately upon written notice to BASF regardless of whether any cure is made after the expiration of such thirty (30) day period.  The right of QMT to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.  The breach of QMT of any of the warranties set forth in Section 6.2 shall entitle BASF to terminate this Agreement by giving QMT thirty (30) days prior written notice.

9.3           Failure to Meet Minimum Sales.  The failure by BASF to make the First or Second Year Contract Year Minimum Sales as set forth in Section 3.2 herein shall entitle QMT, at its option, to terminate this Agreement effective upon thirty (60) days written notice to BASF.  The right of QMT to convert this Agreement to a non-exclusive license for all the Patent Rights for the remainder of the Term, or to terminate this Agreement.

9.4           Effect of Termination.

(a)           In the event of termination of this Agreement pursuant to Section 9.1 through 9.3 then all licenses and rights granted to BASF hereunder shall terminate and, BASF shall cease to manufacture, use and sell Licensed Products as of the effective date of such termination.BASF shall be obligated to pay all Distribution Fees accrued through the date of termination which are unpaid.

(b)           Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to Section 9.1 or 9.3, QMT agrees to either provide BASF with a non-exclusive license to make, use, and sell Licensed Products to all then existing BASF customers of Licensed Products, including the right to sublicense a Third Party to make the QMT Compound solely for use in the manufacture of such Licensed Products, at a Distribution Fee equal to ***** of Net Revenue for such Licensed Products, for a period not to exceed one hundred twenty (120) days from the date of termination for the purpose of fulfilling Customer orders for Customers that are existing on the date of such termination and selling off any existing inventory of Licensed Products (the “Sell-Off Period”).  Any remaining inventory of Licensed Products after such Sell-Off Period shall be destroyed by BASF at its sole expense.

(c)           Upon termination of this Agreement, QMT will use its commercially reasonable efforts to locate and appoint a Third Party supplier for the then current Customers of BASF of Licensed Products.  In this case, “commercially reasonable efforts” means internal business development activities consistent with products of this type and commercial market.  In the event QMT provides BASF with notice that a Third Party supplier was appointed, BASF agrees to provide QMT with a listing of all then existing BASF customers of Licensed Products (“BASF Customers”)  along with all necessary standard operating procedures, manufacturing documentation, formulas, adverse event reports and data concerning the Licensed Products supplied to each such BASF Customer.  QMT or its Third Party supplier shall be permitted to contact each BASF Customer to arrange a supply of Licensed Product thereto.  If QMT or its Third Party supplier enters into a supply agreement with any such BASF Customer or otherwise continues to supply Licensed Product to a BASF Customer, whether or not under an executed supply agreement, then (a) during the six (6) month period following the date of termination of this Agreement, QMT will pay to BASF ***** of all Net Revenues received from such BASF Customer for Licensed Products and (b) during the subsequent six (6) month period QMT will pay to BASF ***** of all Net Revenues received from such BASF Customers for Licensed Products.  Thereafter, no further amounts will be owed with respect to any sales to any of such BASF Customers for Licensed Products. All payments shall be made within sixty (60) days of the receipt thereof from such BASF Customer.  However, if no Third Party is located and/or appointed by QMT within one hundred and twenty (120) days of from the termination of this Agreement, and notwithstanding Section 9.4(a), QMT shall grant BASF a Distribution Fee bearing non-exclusive license and sublicense under the Patent Rights and Know-How to make, use, sell, offer for sale and import Licensed Products to BASF Customers pursuant to the terms of this Agreement in effect for the Contract Year in which termination occurred, such non-exclusive license remaining in effect for: (i) the shorter of six (6) moths from the date of termination or until a Third Party supplier is appointed; or (ii) until there are no BASF Customers.

(d)           Any obligation under any provision of this Agreement which is intended to survive termination of this Agreement, including without limitation, Sections 8, 9.4(d), and 10 shall survive termination of this Agreement and shall not relieve either Party from any obligation which accrued prior to such termination.

9.5          Expiration.  Upon expiration of this Agreement, QMT will offer to enter into a new Manufacturing and Distribution Agreement with BASF or to renew this Agreement for an additional term to be mutually agreed to between the Parties.  However, in the event the Parties do not enter into a new Manufacturing and Distribution Agreement or renew this Agreement within one hundred and twenty (120) days prior to the expiration date, then the obligations of 9.4(d) shall apply.  Any obligation under any provision of this Agreement which is intended to survive expiration of this Agreement, including without limitation, Sections 8, 9.4(d), and 10 shall survive and expiration this Agreement shall not relieve either Party from any obligation which accrued prior to such expiration.

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10.           Intellectual Property Rights.

10.1           Ownership of Intellectual Property.  QMT shall own all right, title and interest in the copyright, patent, trademark, trade secret or other intellectual property rights in the QMT Compound or any Improvements which are conceived or reduced to practice by QMT or BASF.  BASF shall own all right, title and interest in the copyright, patent, trademark, trade secret or other intellectual property rights in existing and new Actives or Cosmetic Product Formulations, including without limitation any derivatives, variations, and or improvements thereto.

10.2    Ownership of Inventions.  Inventorship shall be determined in accordance with United States patent law at the time the inventor made the invention.  Each Party shall ensure that its employees, consultants, agents, and representatives are contractually required to assign to such Party all rights, title, and interest to any inventions, to maintain all Proprietary Information, and to promptly disclose to such Party all such inventions.

(a)             QMT Inventions.  QMT will have and retains sole and exclusive title to all inventions, developments, improvements, discoveries and Know-how relating to the QMT Compound and Improvements which are made, conceived or reduced to practice by QMT or by BASF, or by Affiliates, employees, consultants, agents or other Persons acting under its authority of either BASF or QMT in the course of or as a result of this Agreement.  However, if any such QMT Inventions would prevent BASF from selling Licensed Products pursuant to this Agreement, then for the term of this Agreement, such QMT invention shall automatically be considered part of Subpart I of the Patent Rights set forth in Exhibit A and subject to the exclusive license granted hereunder.

(b)             BASF Inventions.  In the event any Active or Cosmetic Product Formulation is made, conceived or reduced to practice by BASF, its Affiliates, employees, consultants, agents or other persons acting under its authority in the course of, in connection with or as a result of this Agreement, either solely or jointly with QMT, an Affiliate or a Third Party, such Active or Cosmetic Product Formulation shall be owned by BASF.

10.3           Prosecution of Patent Rights.  QMT, by counsel it selects, shall diligently maintain all patents and patent applications listed in Subpart I of the Patent Rights.  QMT shall also make all reasonable efforts to maintain all patents listed in Subpart II of the Patent Rights subject to any restrictions set forth in its agreements with the University of Florida Research Foundation, Inc. and/or the University of Michigan.  QMT shall bear all the costs and expenses associated with the filing, prosecution and maintenance of such Patent Rights.  If QMT elects, for any reason, not to maintain active or enforceable any Patent Rights, QMT will so notify BASF and upon agreement by BASF to pay the cost of obtaining or maintaining any such Patent Rights, QMT will act to obtain or maintain any such Patent Rights.  Any such costs paid by BASF pursuant to this Section 10.3 shall be subtracted from the next Minimum or Actual Monthly Distribution Fee payment due to QMT by BASF, and if so subtracted will be set forth in the corresponding Distribution Fee report sent to QMT.  If QMT receives notification that any Patent Rights have been declared invalid or rendered unenforceable by a patent office or patent court or other patent enforcement tribunal, QMT shall promptly provide BASF with a copy of such notification.

10.4           Third Party Infringement.

(a)           QMT shall use its commercially reasonable efforts to investigate potential infringers of its Patent Rights with respect to  the QMT Compound in the Field and unless otherwise mutually agreed by the Parties, QMT shall have the first right to either enter into negotiations to settle or proceed with an action against any alleged infringers with respect to the QMT Compound in the Field subject to this Section 10.4, or to prosecute any Third Party infringement of the Patent Rights and/or to defend the Patent Rights in any declaratory judgment action brought by a Third Party which alleges invalidity, unenforceability or non-infringement of the Patent Rights.  QMT shall notify BASF of all potential infringers of its Patent Rights with respect to the QMT Compound in the Field.   BASF shall reasonably cooperate with any reasonable requests by QMT to assist in the litigation or enforcement of the Patent Rights, but shall not be responsible for any costs associated with such enforcement.  QMT may not enter into any settlement, consent judgment or other voluntary final disposition of any infringement or declaratory judgment action hereunder with respect to the QMT Compound in the Field without the prior written consent of BASF, which shall not be unreasonably withheld or delayed or conditioned.  Any recovery or damages derived from any such action shall be retained by QMT, after reimbursement to BASF of all costs and expenses (including without limitation, reasonable attorneys’ fees) incurred by BASF in connection with providing its assistance.  BASF acknowledges that if a declaratory judgment action alleging invalidity or unenforceability of any of the Patent Rights owned by University of Michigan or University of Florida, as the case may be, is brought and the action is not a reaction to an assertion of or action for patent infringement, the University of Michigan and/or the University of Florida, as the case may be, at its sole option, has the right to intervene and assume control over the defense of such action.

(c)           In the event QMT elects not to enforce or defend the Patent Rights against any alleged infringer in the Field and a Competitive Product exists due to such alleged infringer’s activities, then the amount of the Distribution Fee for the Net Revenues of the Licensed Products sold in such country or countries in which the Competitive Products are sold shall be reduced to ***** of the Net Revenues.

(d)           Each Party shall promptly notify the other Party in writing of any alleged infringement of a Licensed Product in the Field and of any available evidence thereof.  BASF shall have the right, but shall not be obligated, to commence legal action at its own expense to defend or prosecute such infringements relating to Actives or Cosmetic Product Formulations.   No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of QMT, which consent shall not be unreasonably withheld or delayed.  QMT shall reasonably cooperate with any requests by BASF to assist in the litigation or enforcement of the Patent Rights.  The total cost of any action commenced solely by BASF shall be borne by BASF, and BASF shall retain any recovery or damages derived therefrom, after reimbursement to QMT of all costs and expenses (including without limitation, reasonable attorneys’ fees) incurred by QMT in connection therewith.

10.5           Infringement Allegations.  In the event that a Third Party asserts or alleges that a Licensed Product manufactured or sold by BASF or its Affiliates infringes a patent or other proprietary right of such Third Party, except if such Licensed Product is the QMT Compound, BASF shall assume the defense of such claim at its sole cost.  QMT may participate in the defense of such claim through counsel of its own choosing and at its sole expense.  In the event that QMT receives notice of such assertion or allegation, QMT shall notify BASF of such allegation or assertion.  BASF may enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section 10.5; provided, however, that BASF shall not enter into any settlement, consent judgment or other voluntary final disposition that admits or concedes that an aspect of the Patent Rights is invalid or unenforceable, without the prior written consent of QMT.  However, if such consent is withheld by QMT, then QMT shall be obligated to assume all costs associated with the continued defense of the infringement action as of the date consent is withheld, and shall pay any amount of damages awarded to the Third Party which are in excess of the amount which would have been paid by BASF pursuant to the settlement, consent judgment or other voluntary disposition for which consent was withheld by QMT.  For the purposes of this Section 10.5, QMT’s consent shall be deemed to be withheld if no written consent is received by BASF within fifteen (15) days of the date BASF requests such consent.  In the event that a Third Party asserts or alleges that the QMT Compound infringes a patent or other proprietary right of such Third Party, QMT shall assume the defense of such claim and shall indemnify BASF for all damages incurred by it as a result of such claim.  BASF may participate in the defense of such claim through counsel of its own choosing and at its sole expense. QMT may enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section 10.5.   In the event that BASF receives notice of such assertion or allegation, BASF shall notify QMT of such allegation or assertion.

10.7           Trademarks.  QMT is and shall remain the owner of all right, title and interest to the common law trademark and goodwill associated with the name “Ilomastat,” and BASF agrees that it will not at any time assert or claim any interest in, nor register or attempt to register, “Ilomastat” or any marks confusingly similar thereto.  BASF is and shall remain the owner of all right, title and interest in the registered trademark, “Equistat,” (U.S. Registration Number 2921253) and the goodwill associated therewith, and, at its expense, shall be responsible for the selection, registration and maintenance of all other trademarks and trade names that it employs in connection with Licensed Products (collectively, “Marks).  QMT agrees that it will not at any time assert or claim any interest in, nor register or attempt to register the Marks or any marks confusingly similar thereto.  The Marks shall include, without limitation, the name or names of any Licensed Products, the design of the packaging of any Licensed Products, and the appearance of dosage forms of any Licensed Product.  BASF shall list the QMT’s trademark “Ilomastat” as an ingredient in any Licensed Product sold by BASF and shall include the “Ilomastat” mark in any BASF registrations with applicable regulatory authorities necessary for the sale of Licensed Products by BASF in a country.  In the event this Agreement is terminated by QMT, and QMT assumes or delegates the manufacturing responsibilities with respect to the Licensed Product pursuant to Section 9.4, then BASF agrees to license the Marks to QMT (other than any mark associated with the name BASF) on a non exclusive basis for a maximum period of six (6) months, solely for the purpose of making and selling the Licensed Products and commencing such sales under new QMT trademarks or brands.

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11.           Miscellaneous.

11.1           Use of Name/Public Statements.  Except to the extent required by applicable law or regulation, each Party agrees that it will not at any time during or following termination of this Agreement use the name of the other Party or any names, insignia, symbols, or logotypes associated with the other Party or any variant or variants thereof or the names of the other Party’s employees orally or in any literature, advertising, or other materials without the prior written consent of Party whose name is to be used, which consent shall not be unreasonably withheld.  BASF further agrees to refrain from using the name of the University of Michigan or the University of Florida in publicity, promotion, advertising or other form of publicity without the prior written approval or the University of Michigan or the University of Florida, as the case may be.

11.2           Assignment.  This Agreement may not be assigned or otherwise transferred (whether through merger or change of control) by BASF without the prior written consent of the QMT except in the event of the sale of all or substantially all of the assets, or the merger or change on control, of BASF whereby, in the case of a merger or change of control, over 50% of the outstanding capital stock of BASF immediately after the merger or change in control is held by one entity and its Affiliates (other than a current Affiliate of BASF).  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.  Any attempted assignment not in accordance with this Section 11.2 shall be void ab initio.

11.3           Independent Contractors.   QMT and BASF shall at all times act as independent parties and nothing contained in this Agreement shall be construed or implied to create an agency or partnership.  Neither Party shall have the authority to contract or incur expenses on behalf of the other.

11.4           Notices.  Any notice or communication required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing and shall be deemed to have been sufficiently given or made for all purposes if sent by hand, recognized national overnight courier or mailed by certified mail, postage prepaid, return receipt requested, addressed to such other Party at its respective address as follows:

If to BASF:

BASF Beauty Care Solutions LLC
50 Heath Sciences Drive
Stony Brook, New York  11790
Attn:                      Frank Freiler
General Manager

If to QMT:

Quick Med Technologies, Inc.
902 NW 4th Street
Gainesville, Florida  32601
Attn: J. Ladd Greeno, Chief Executive Officer

    11.4           Severability.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, that provision shall be stricken and the remainder of this Agreement shall continue in full force and effect; provided, however, that the Parties shall renegotiate an acceptable replacement provision so as to accomplish, as nearly as possible, the original intent of the Parties.

    11.5           Force Majeure.  If either party is rendered unable, wholly or in part, to carry out any of its duties under this Agreement by reason of (i) natural disasters or acts of the public enemy, fire, explosion, perils of the sea, flood, typhoon, earthquake, drought, war, riot, sabotage, accident, embargo; or (ii) without limiting the foregoing circumstances, any circumstances of like or different character beyond the reasonable control of the party so failing; or (iii) interruption of or delay in transportation, inadequacy or shortage or failure of supply of materials or equipment, breakdowns, labor trouble from whatever cause arising and whether or not the demands of the employees involved are reasonable and within said Party’s power to concede; or (iv) compliance by either Party with any order, action, failure to act, direction, or request of any governmental officer, department, agency, authority or committee thereof, and (v) whether in any case the circumstance now exists or hereafter arises, such Party shall forthwith give written notice thereof to the other Party (such notice briefly to describe the circumstances causing such inability) and, thereupon, to the extent that the party giving such notice is unable to perform, such duty or obligation shall be suspended during, but no longer than the continuance of such circumstances and for no longer than one hundred and twenty (120) days from the commencement of such circumstances or in any Contract Year.

11.6           Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York and applicable U.S. Federal law, without regard to any choice of law principles that would dictate the application of the laws of another jurisdiction.

11.7           Entirety.  This Agreement represents the entire agreement of the Parties and expressly supersedes all previous written and oral communications between the Parties, including without limitation the Prior Agreements.  Upon execution of this Agreement and effective as of the Effective Date, both Parties hereby agree that neither Party shall have any liability to the other for any claims arising out of the Prior Agreements.

11.8           Amendment.  No amendment, alteration, or modification of this Agreement or any exhibits attached hereto shall be valid unless executed in writing by authorized signatories of both Parties.

11.9            Waiver.   The failure of any Party hereto to insist upon strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of that or any other provision or right.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

QUICK MED TECHNOLOGIES, INC.	BASF BEAUTY CARE SOLUTIONS LLC.
By:_/s/ J. Ladd Greeno_____________	By: __/s/ Frank Freiler_________________
Date: May 12, 2008________________	Date: _May 16, 2008__________________
Typed Name: J. Ladd GREENO	Typed Name: Frank FREILER
Title: Chief Executive Officer	Title: General Manager

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EXHIBIT A
Patent Rights

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EXHIBIT B
Distribution Fee Report Format

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EXHIBIT C
Ilomastat Efficacy Testing Protocol

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